February 2025
Pricing supplement
Registration Statement No. 333-277211
Dated February 28, 2025
Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

$14,506,000 Trigger PLUS Based on a Basket of Three Equity Indices due March 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), offer the opportunity to earn a return based on the performance of an equally weighted basket comprised of the S&P 500® Index (1/3 weighting), the EURO STOXX 50® Index (1/3 weighting) and the TOPIX® Index (1/3 weighting) (the “basket”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the basket herein. At maturity, if the value of the basket has appreciated, investors will receive the stated principal amount of their investment plus a payment reflecting the leveraged upside performance of the basket. However, at maturity, if the value of the basket does not change or has depreciated, and (i) if the value of the basket is greater than or equal to the specified trigger value, investors will receive the stated principal amount of their investment, or (ii) if the value of the basket is less than the specified trigger value, the investor will lose 1% for every 1% decline in the basket from the pricing date to the valuation date. The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies to any positive performance of the basket, and the limited protection against loss but only if the final value is not less than the trigger value. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc.
Maturity date:	March 5, 2030, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Basket:	The basket is equally weighted and composed of three indices (each, a “basket component”), as set forth in the table below.

Basket component	Bloomberg ticket symbol	Component weighting	Initial component level*
The S&P 500® Index (Bloomberg symbol: “SPX”)	SPX	1/3	5,954.50
The EURO STOXX 50® Index (Bloomberg symbol: “SX5E)	SX5E	1/3	5,463.54
The TOPIX® Index (Bloomberg symbol: “TPX”)	TPX	1/3	2,682.09

Aggregate principal amount:		$14,506,000
Payment at maturity:

•      If the final value is greater than the initial value:

$1,000 + the leveraged upside payment

•      If the final value is less than or equal to the initial value, but greater than or equal to the trigger value:

$1,000

•      If the final value is less than the trigger value:

$1,000 x the basket performance factor

This amount will be less than the stated principal amount of $1,000 and will result in a loss of at least 25%, and possibly all, of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:		$1,000 x leverage factor x basket percent increase
Leverage factor:		168.00%
Basket percent increase:		(final value – initial value) / initial value
Initial value:		Set equal to 100 on the pricing date
Final value:		100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:		(final component level – initial component level) / initial component level
Initial component level:		With respect to each basket component, the official closing level of such basket component as set forth under “Initial component level” above, and as determined by the calculation agent on the pricing date.
Final component level:		With respect to each basket component, the official closing level of such basket component on the valuation date.
Trigger value:		75% of the initial value
Valuation date:		February 28, 2030, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Basket performance factor:		final value / initial value
Stated principal amount:		$1,000 per Trigger PLUS
Issue price:		$1,000 per Trigger PLUS
Pricing date/trade date:		February 28, 2025
Original issue date:		March 5, 2025
Estimated initial value:		The estimated initial value of the Trigger PLUS is less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the Trigger PLUS, which was determined by us on the trade date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP:		40447C3G3
ISIN:		US40447C3G35
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Trigger PLUS - Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions(1)	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$30.00	$965.00
$5.00
Total	$14,506,000.00	$435,180.00	$13,998,290.00
$72,530.00

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $35.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the $35.00 per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Trigger PLUS.

The estimated initial value of the Trigger PLUS on the trade date is $953.40 per Trigger PLUS, which is less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated February 21, 2024 at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement dated February 21, 2024 at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus dated February 21, 2024 at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger PLUS Based on a Basket of Three Equity Indices due March 5, 2030

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on a Basket of Three Equity Indices due March 5, 2030 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns for any positive performance of the basket.

▪	To enhance positive returns and potentially outperform the basket in a bullish scenario.

▪	To achieve similar levels of upside exposure to the basket components as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

▪	To provide limited protection against a loss of principal in the event of a decline of the basket as of the valuation date, but only if the final value is greater than or equal to the trigger value. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Maturity:	Five years
Leverage factor:	168.00%
Trigger value:	75% of the initial value
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS
Coupon:	None

Key Investment Rationale

The Trigger PLUS offer 168.00% leveraged upside on the positive performance of the basket at maturity. However, if the value of the basket has decreased below the trigger value as of the valuation date, investors will lose 1% for every 1% that the value has decreased. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.

Investors can use the Trigger PLUS to enhance returns and obtain limited protection against a loss of principal in the event of a decline of the basket as of the valuation date, but only if the final value is greater than or equal to the trigger value. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the stocks included in the basket components.
Trigger Feature	At maturity, even if the value of the basket has declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final value is greater than or equal to the trigger value.
Upside Scenario	The value of the basket increases, and we will pay for each Trigger PLUS at maturity the stated principal amount of $1,000 plus 168.00% of the basket percent increase.
Par Scenario	The value of the basket does not change or declines but the final value is greater than or equal to the trigger value, and we will pay for each Trigger PLUS at maturity the stated principal amount of $1,000.
Downside Scenario	The value of the basket declines and the final value is less than the trigger value, we will pay for each Trigger PLUS at maturity less than the stated principal amount by an amount that is proportionate to the decline in the final value from the initial value.

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Trigger PLUS Based on a Basket of Three Equity Indices due March 5, 2030

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	168.00%
Trigger value:	75.00% of the initial value

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final value is greater than the initial value, investors would receive the $1,000 stated principal amount plus 168% of the appreciation of the basket over the term of the Trigger PLUS.

▪	For example, if the value of the basket appreciates 50.00%, investors would receive a 84.00% return, or $1,840.00 per Trigger PLUS (assuming a leverage factor of 168%).

▪	Par Scenario: If the final value is less than or equal to the initial value but is greater than or equal to the trigger value, investors would receive the stated principal amount of $1,000 per Trigger PLUS.

▪	For example, if the value of the basket depreciates 5%, investors would receive the $1,000 stated principal amount.

▪	Downside Scenario: If the final value is less than the trigger value, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the value of the basket.

▪	For example, if the value of the basket depreciates 70.00%, investors would lose 70.00% of their principal and receive only $300.00 per Trigger PLUS at maturity, or 30% of the stated principal amount.

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Trigger PLUS Based on a Basket of Three Equity Indices due March 5, 2030

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:

▪	You seek an investment with an enhanced return linked to the potential positive performance of the basket and you believe the value of the basket will increase over the term of the Trigger PLUS.
▪	You are willing to make an investment that is exposed to any decrease in the value of the basket on a 1-to-1 basis if the final value is less than the trigger value.
▪	You are willing to accept the risk and return profile of the Trigger PLUS versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
▪	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the basket components.
▪	You do not seek current income from your investment.
▪	You do not seek an investment for which there is an active secondary market.
▪	You are willing to hold the Trigger PLUS to maturity.
▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the Trigger PLUS.

The Trigger PLUS may not be suitable for you if:

▪	You believe the final value will be less than the trigger value or that the basket percent increase will not be sufficiently positive to provide you with your desired return.
▪	You are unwilling to make an investment that is exposed to any decrease in the value of the basket on a 1-to-1 basis if the final value is less than the trigger value.
▪	You seek an investment that provides full return of principal.
▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
▪	You prefer to receive the dividends or other distributions paid on the stocks included in any of the basket components.
▪	You seek current income from your investment.
▪	You seek an investment for which there will be an active secondary market.
▪	You are unable or unwilling to hold the Trigger PLUS to maturity.
▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Trigger PLUS.

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Trigger PLUS Based on a Basket of Three Equity Indices due March 5, 2030

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the Trigger PLUS is not equivalent to investing directly in the stocks included in any basket components. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this document and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Trigger PLUS described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

“— Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Trigger PLUS

▪	Trigger PLUS do not pay interest and may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final value is less than the trigger value (which is 75% of the initial value), you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by at least 25% and by an amount proportionate to the decline in the value of the basket, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the Trigger PLUS.

▪	Changes in the levels of the basket components may offset each other. Movements in the levels of the basket components may not correlate with each other. At a time when the level of one or more of the basket components increases, the level of one or more of the other basket components may not increase as much or may even decline. In addition, the value of the basket will depend significantly on the performance of the more heavily weighted basket components. Therefore, in calculating the final value and the payment at maturity, increases in the level of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the values of the other basket components.

▪	The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date. The final value will be based on the value of the basket on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease. Although the actual value of the basket on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final value, the payment at maturity will be based solely on the value of the basket on the valuation date.

Risks Relating to the Basket Components

▪	Investing in the Trigger PLUS is not equivalent to investing in the stocks included in any of the basket components. Investing in the Trigger PLUS is not equivalent to investing in the stocks included in any of the basket components. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks included in the basket components.

▪	Risks associated with non-U.S. companies. The levels of the EURO STOXX 50® Index and the TOPIX® Index depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Trigger PLUS. These foreign stocks may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EURO STOXX 50® Index and the TOPIX® Index and, as a result, the value of the Trigger PLUS.

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Trigger PLUS Based on a Basket of Three Equity Indices due March 5, 2030

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The Trigger PLUS will not be adjusted for changes in exchange rates. Although the stocks included in the EURO STOXX 50® Index and the TOPIX® Index are traded in currencies other than U.S. dollars, and the Trigger PLUS are denominated in U.S. dollars, the amount payable on the Trigger PLUS at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. stocks are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of these basket components, and therefore the Trigger PLUS. The amount we pay in respect of the Trigger PLUS on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

General Risk Factors

▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS and could lose your entire investment.

▪	The estimated initial value of the Trigger PLUS, which was determined by us on the trade date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any. The estimated initial value of the Trigger PLUS was calculated by us on the trade date and is less than the price to public. The estimated initial value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Trigger PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Trigger PLUS may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Trigger PLUS to be more favorable to you. We determined the value of the embedded derivatives in the Trigger PLUS by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.

▪	The price of your Trigger PLUS in the secondary market, if any, immediately after the trade date is expected to be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Trigger PLUS and the costs associated with structuring and hedging our obligations under the Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Trigger PLUS in the secondary market, if any, the price you would receive for your Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the basket and changes in market conditions, and cannot be predicted with accuracy. The Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Trigger PLUS to maturity. Any sale of the Trigger PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated initial value on the trade date for a temporary period expected to be approximately 7 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates determined the initial component levels and will determine the final component levels, and will determine the final value and the amount of cash, if any, that you will receive at maturity. Moreover,

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or the calculation of the final component level in the event of a discontinuance of a basket component. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent has made and will make all determinations and will take all action in relation to the Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial component levels, that might affect the value of your Trigger PLUS. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers have carried out and expects to continue to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the basket components or the stocks included in any of the basket components), including trading in the stocks included in any of the basket components as well as in other instruments related to the basket. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the basket on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the trade date could potentially increase the initial component levels of one or more of the basket components, and therefore, could increase the level at which the applicable basket components must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Trigger PLUS.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the market price of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of a basket component and the securities included in a basket component, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of a basket component may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the basket components” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your Trigger PLUS prior to maturity.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Additional Information About the Trigger PLUS—Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Information About the Basket

The following graph illustrates the hypothetical daily historical performance of the basket from February 28, 2015 through February 28, 2025 based on information from the Bloomberg Professional® service (“Bloomberg”), if the value of the basket were set to equal 100 on February 28, 2015. The hypothetical historical performance reflects the performance the basket would have exhibited based on the actual historical performance of the basket components. Neither the hypothetical historical performance of the basket nor the actual historical performance of the basket components should be taken as indications of future performance.

We cannot give you assurance that the performance of the basket will result in the return of your initial investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

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Information About the Basket Components

The S&P 500® Index

The S&P 500® Index (the “SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SPX based on its daily historical official closing levels from February 28, 2015 through February 28, 2025. We obtained the official closing levels below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the level of the SPX on the valuation date.

Historical Performance of the SPX – Daily Official Closing Levels February 28, 2015 through February 28, 2025

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The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E”) is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The SX5E has a fixed number of components and is part of the STOXX blue-chip index family. The SX5E captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on its daily historical official closing levels from February 28, 2015 through February 28, 2025. We obtained the official closing levels below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the level of the SX5E on the valuation date.

Historical Performance of the SX5E – Daily Official Closing Level February 28, 2015 through February 28, 2025

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The TOPIX® Index

The TOPIX® Index (the “TPX”) is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange (the "TSE"). Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968.The TPX is published by the TSE and the TSE is responsible for calculating the TPX.

For more information about the TPX, see “The TOPIX® Index” beginning on page S-82 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the TPX based on its daily historical official closing levels from February 28, 2015 through February 28, 2025. We obtained the official closing levels below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the TPX should not be taken as an indication of future performance, and no assurance can be given as to the level of the TPX on the valuation date.

Historical Performance of the TPX– Daily Official Closing Levels February 28, 2015 through February 28, 2025

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the final terms on the front cover of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40447C3G3
ISIN:	US40447C3G35
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the Trigger PLUS, and therefore significant aspects of the tax treatment of the Trigger PLUS are uncertain as to both the timing and character of any inclusion in income in respect of the Trigger PLUS. Under one approach, the Trigger PLUS could be treated as pre-paid executory contracts with respect to the basket components. We intend to treat the Trigger PLUS consistent with this approach. Pursuant to the terms of the Trigger PLUS, you agree to treat the Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Trigger PLUS as pre-paid executory contracts with respect to the basket components. Pursuant to this approach, we do not intend to report any income or gain with respect to the Trigger PLUS prior to maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

We will not attempt to ascertain whether any of the entities whose stock is included in the basket components would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder, as the case may be. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the basket components is or becomes a PFIC or a USRPHC.

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A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Trigger PLUS are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. However, it is possible that the Trigger PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the basket components or the Trigger PLUS, and following such occurrence the Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the basket components or the Trigger PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Trigger PLUS.

For a further discussion of U.S. federal income tax consequences related to the Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc. or one of its affiliates.
Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final value. If a market disruption event exists with respect to one or more of the basket components on that scheduled trading day, then the accelerated valuation date will be postponed as to the applicable basket component(s) for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS and will receive a fee of $35.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each Trigger PLUS they sell. Of the $35.00 per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Trigger PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to make a market in the Trigger PLUS and may discontinue any market-making activities at any time without notice.

Delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on the original issue date set forth on the cover page of this document, which is more than one business day following the trade date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS more than one business day prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

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See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.
Where you can find more information:

This pricing supplement relates to an offering of the Trigger PLUS linked to the basket components identified on the cover page. The purchaser of the Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Trigger PLUS relates to the basket components identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the basket components or any stocks included in the basket components or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Validity of the Trigger PLUS:	In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the Trigger PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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